Exhibit 23.1
CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-144715 and No. 333-156040) of Netezza Corporation of our report dated May 6, 2009 relating to the financial statements of Tizor Systems, Inc., which appears in the Current Report on Form 8-K/A of Netezza Corporation dated May 6, 2009.
/s/ PricewaterhouseCoopers LLP
Boston, MA
May 6, 2009